Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statements (Forms S-8 Nos. 333-191992, 333-203097, 333-210185, 333-216388, 333-223292, 333-229848, 333-236630 and 333-253363) pertaining to the 2008 Stock Plan and 2013 Stock Incentive Plan of Veracyte, Inc.,
(2)Registration Statements (Forms S-8 Nos. 333-205206 and 333-240214) pertaining to the Employee Stock Purchase Plan and Amended and Restated Employee Stock Purchase Plan of Veracyte, Inc., and
(3)Registration Statement (Form S-3 No. 333-252681) of Veracyte, Inc.;

of our reports dated February 28, 2022, with respect to the consolidated financial statements of Veracyte, Inc. and the effectiveness of internal control over financial reporting of Veracyte, Inc. included in this Annual Report (Form 10-K) of Veracyte, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Redwood City, California
February 28, 2022